Filed pursuant to Rule 433
Registration Statement No. 333-124095
Dated February 20, 2007
Final Term Sheet
2 Year FX Basket Note

Issuer:	Eksportfinans ASA
Principal Amount;	$5,232,000
Settlement Date:	February 23, 2007
Maturity Date:	February 23, 2009
Issue Price:	100.00%
Discount:	1.25%
Proceeds:	98.75%
Coupon:	0.00%
Indexed Note:	The index will based on an equal weighting of a long position in the following currencies versus the US Dollar:

Chinese Renminbi (CNY)
Canadian Dollar (CAD)
Australian Dollar (AUD)
Brazilian Real (BRL)
South Korean Won (KRW)
Singaporean Dollar (SGD)
Redemption Price:	100% + Supplemental Payment, if any
Minimum Redemption	100.00%
Price:
Supplemental Payment:	The Supplemental Payment will be an amount equal to the greater of (i) zero and (ii) the Participation Factor x (Final Index Value - Initial Index Value)
Participation Factor:	255%.
Initial Index Value:	100.00%

Initial Exchange Rates:	The Initial Exchange Rates, expressed as the amount of currency units per US Dollar, as determined by the Calculation Agent are as follows:
(i)	CNY: 7.744

(ii)	CAD: 1.1705

(iii)	AUD**: 1.2723

(iv)	BRL: 2.088

(v)	KRW: 938.75

(vi)	SGD: 1.533

**Australian Dollar convention is quoted US dollars per Australian Dollar.
Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, and this term sheet if you so request by calling toll-free Banc of America Securities LLC at 1-800-294-1322.

US Structured Notes

For Calculations consistency purposes, the Initial Exchange Rate and Final Exchange Rate for Australian Dollar will be converted to Australian Dollars per US Dollar. The calculation will be 1 divided by the market level of Australian Dollar on Trade Date

Final Index Value:	A percentage equal to the sum of the following

	(i	)	the Initial Exchange Rate for CNY divided by the Final Exchange Rate for CNY

	(ii)		the Initial Exchange Rate for CAD divided by the Final Exchange Rate for CAD,

	(iii)		the Initial Exchange Rate for AUD divided by the Final Exchange Rate for AUD,

	(iv)		the Initial Exchange Rate for BRL divided by the Final Exchange Rate for BRL,

	(v	)	the Initial Exchange Rate for KRW divided by the Final Exchange Rate for KRW,

	(vi	)	the Initial Exchange Rate for SGD divided by the Final Exchange Rate for SGD.

Divided by 6.

Final Exchange Rate:	The spot exchange rate between the applicable index currency and the U.S. dollar expressed as the amount of the applicable index currency units per U.S. dollar appearing on the relevant exchange rate source for each index currency on the Determination Date. Australian Dollar convention is quoted US dollars per Australian Dollar. For Calculations consistency purposes, the Initial Exchange Rate and Final Exchange Rate for Australian Dollar will be converted to Australian Dollars per US Dollar. The calculation will be 1 divided by the observed level of Australian Dollar on the Determination Date

	•		CAD: Reuters page BOFC (12.00pm Canada) Bank of Canada fix
	•		AUD: Reuters page 1FEE (12.00pm EST) Federal Reserve Fix
	•		SGD: Reuters page ABSIRFIX01 (11.00am Singapore)
	•		Exchange rate source for non-deliverable currencies will be the daily market USD fixing rate as follows:
	•		CNY: Reuters page SAEC
	•		BRL: Reuters page BRFR (Brazil PTAX, usd offer)
	•		KRW: Reuters page KFTC18 (KRW02) (Rate for USD TODAY)

If the exchange rate source for any index currency is not displayed, the Final Exchange Rate for such index currency will be determined in good faith and in a commercially reasonable manner at the sole discretion of the calculation agent.

Determination Date:	5 New York and London Business Days prior to Maturity

Calculation Agent:	Bank of America, N.A.
Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, and this term sheet if you so request by calling toll-free Banc of America Securities LLC at 1-800-294-1322.

US Structured Notes

Underwriter:	Banc of America Securities LLC

Denominations:	$10,000 and integral multiples of $1,000 in excess thereof

Risk Factors Include (but	May lose principal if sold prior to Maturity.
are not limited to):	Principal-protected only at maturity based on the creditworthiness of the Issuer.
Note will not pay any interest.
Investors may earn 0.00%, if the basket of currencies does not rise relative to the USD above the stated strikes.
Hypothetical returns
The following table illustrates potential returns on the Maturity Date. Based on these Initial Exchange Rates, Final Exchange Rates and Final Index Values and a Participation Factor of 255.00%, we illustrate a range of Redemption Amounts as a percentage of the Principal Amount that will be payable on the Maturity Date. Please see above note on AUD quoting convention.

Bond Documentation					Scenario 4
					Final Index Value
Scenario 1		Initial					Initial	Final
Final Index Value						CNY	7.7440	7.7234	100.2667%
	CNY	7.7440	7.7440	100.0000%		CAD	1.1705	1.1653	100.4462%
	CAD	1.1705	1.1705	100.0000%		AUD	1.2723	1.2625	100.7734%
	AUD	1.2723	1.2723	100.0000%		BRL	2.0880	1.9821	105.3428%
	BRL	2.0880	2.0880	100.0000%		KRW	937.0000	911.3200	102.8179%
	KRW	938.7500	938.7500	100.0000%		SGD	1.5360	1.5132	101.5067%
	SGD	1.5330	1.5330	100.0000%
					Weightings:	16.667%			101.8590%
Weightings:	16.667%			100.0000%	Participation Ratio:	255%
					Redemption Price:				104.7404%

Scenario 2					Scenario 5
Final Index Value					Final Index Value
		Initial	Final				Initial	Final
	CNY	7.7440	8.0000	96.8000%		CNY	7.7440	7.0030	110.5812%
	CAD	1.1705	1.2032	97.2822%		CAD	1.1705	1.0543	111.0215%
	AUD	1.2723	1.3065	97.3796%		AUD	1.2723	1.1872	107.1651%
	BRL	2.0880	2.1162	98.6674%		BRL	2.0880	1.8721	111.5325%
	KRW	938.7500	942.4500	99.6074%		KRW	938.7500	866.4123	108.3491%
	SGD	1.5330	1.5541	98.6423%		SGD	1.5330	1.4123	108.5463%

Weightings:	16.667%			98.0632%	Weightings:	16.667%			109.5326%
Participation Ratio:	255%				Participation Ratio:	255%
Redemption Price:				100.0000%	Redemption Price:				124.3082%

Scenario 3					Scenario 6
Final Index Value					Final Index Value
		Initial	Final				Initial	Final
	CNY	7.7440	8.3210	93.0657%		CNY	7.7440	8.3210	93.0657%
	CAD	1.1705	1.4231	82.2500%		CAD	1.1705	1.1023	106.1871%
	AUD	1.2723	1.3676	93.0290%		AUD	1.2723	1.3676	93.0290%
	BRL	2.0880	2.1560	96.8460%		BRL	2.0880	2.0320	102.7559%
	KRW	938.7500	954.9200	98.3067%		KRW	938.7500	954.9200	98.3067%
	SGD	1.5330	1.5782	97.1360%		SGD	1.5330	1.4100	108.7234%

Weightings:	16.667%			93.4389%	Weightings:	16.667%			100.3446%
Participation Ratio:	255%				Participation Ratio:	255%
Redemption Price:				100.0000%					100.8788%
Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, and this term sheet if you so request by calling toll-free Banc of America Securities LLC at 1-800-294-1322.